GAIN Capital Reports Third Quarter 2014 Results

-GAIN reports record net revenue of $103.7 million amid improved trading conditions
-Commission revenue of $35.0 million; represented 34% of total net revenue
-Net income more than doubled to $15.3 million or $0.33 per diluted share
-Adjusted EBITDA more than doubled to $27.5 million

BEDMINSTER, N.J., November 6, 2014 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN") (NYSE: GCAP), a leading global provider of online trading services, announced financial results for the third quarter ended September 30, 2014.

Third Quarter Results
(Comparisons below are referenced to the third quarter of 2013)

•	Net revenue of $103.7 million, up 71% from $60.8 million

•	Net income of $15.3 million, or $0.33 per diluted share, compared to net income of $5.6 million, or $0.14 per diluted share

•	Adjusted EBITDA* of $27.5 million, compared to adjusted EBITDA of $12.1 million

•	Retail OTC trading volume of $605.4 billion, up 53% from $394.8 billion

•	Institutional trading volume of $1.2 trillion, up 31% from $0.9 trillion

•	Average Daily Futures Contracts of 26,736, up 39% from 19,204

•	Total retail client assets of $849.7 million, up 24% from $684.1 million

(*See below for reconciliation of non-GAAP financial measures)

“Results for the third quarter highlight our ability to execute on our strategy to grow the firm through organic efforts and acquisitions. During the quarter, we continued to expand our retail OTC business across products and geographies, while also significantly growing our commission-based businesses, which together allowed us to more than double our net income and adjusted EBITDA when compared with the year-ago quarter. I am particularly pleased that our commission-based businesses delivered revenue of $35.0 million, which almost tripled from a year ago, and represented 34% of the total net revenue for the quarter, compared with 21% in the third quarter of 2013,” said Mr. Stevens, CEO of GAIN Capital. "This growth in revenue combined with our focus on reducing fixed expenses through the continued achievement of GFT expense synergies and additional expense-reduction initiatives, allowed us to significantly expand our operating margins for the quarter,” continued Mr. Stevens.

“Looking ahead, we believe we are in an excellent position to continue to grow our business and compete effectively in our industry. In particular, our growing global client base, the rich diversity of products we offer and our demonstrated expertise in executing and successfully integrating targeted acquisitions provide an attractive platform to consolidate our strong market position,” Mr. Stevens concluded.

On October 31, 2014, GAIN announced that it agreed to acquire City Index, a leading provider of online trading in Contracts-for-Difference (CFDs), UK spread betting and foreign exchange, for a purchase price of $118 million1, or a net purchase price of $82 million, including $36 million in cash on City Index’s balance sheet.

“The acquisition of City Index is an important step in our expansion strategy, enhancing our scale and further diversifying our product mix, while adding brands and technology that will be important advantages as we pursue further growth.  We look forward to completing the transaction, building on our experience with the acquisition of GFT, where we have succeeded in realizing significant synergies while maintaining continuity for clients,” added Mr. Stevens.

Retail OTC Business

In the third quarter of 2014, GAIN’s retail OTC trading business generated revenue of $64.0 million, up 26% from $50.9 million in the third quarter of 2013, predominately due to the improvement in currency and equity volatility during the quarter. GAIN closed on its acquisition of Galvan Research during the quarter, which will be leveraged to provide additional products and services to retail OTC clients. Galvan generated revenue of $2.3 million in the third quarter of 2014, which is classified under commission revenue.

1The estimated total transaction value is based on the closing price of GAIN Capital common stock on October 30, 2014. The purchase price for accounting purposes will be determined upon the closing of the acquisition and will depend on GAIN Capital's stock price at that time.

GAIN continued to achieve growth in key retail OTC operating metrics during the quarter. Retail OTC trading volume was $605.4 billion, up 53% from $394.8 billion in the third quarter of 2013. Efforts to expand trading of non-FX products continued, with 27% of retail OTC trading volume in the quarter coming from non-FX, primarily CFDs in equities, indices and commodities, up from 13% in the same quarter a year ago. Retail OTC funded accounts and assets grew 2% and 15% from the year-ago quarter to 120,778 and $641.3 million, respectively.

Institutional Businesses

GAIN’s institutional businesses delivered significant growth, principally through increases in new accounts and trading volumes. In the third quarter of 2014, GAIN’s institutional businesses generated total revenue of $22.7 million, up 224% from $7.0 million in the third quarter of 2013.

Total institutional trading volume was $1.2 trillion, up 31% from $901.3 billion a year earlier. Trading volume on the GTX platform was $1.1 trillion, up 22% from $889.7 billion a year earlier.

Futures

The exchange-traded futures business generated revenue of $10.0 million in the third quarter of 2014, up 75% from $5.7 million in the same period in 2013. Average daily futures contracts reached 26,736 in the third quarter, up 39% from 19,204 in the third quarter of 2013, principally due to the acquisition of a majority interest in the GAA/Top Third businesses, coupled with growth of the legacy business.

Dividend

GAIN’s Board of Directors declared a quarterly cash dividend of $0.05 per share of the Company’s common stock. The dividend is payable on December 22, 2014 to shareholders of record as of the close of business December 12, 2014.

Conference Call

GAIN will host a conference call Thursday, November 6, 2014 at 8.00 a.m. ET. Participants may access the live call by dialing + 1-866-652-5200 (U.S. domestic), or + 1-412-317-6060 (international).

A live audio webcast of the call and a copy of the accompanying presentation will also be available on the Investor Relations section of the GAIN website (http://ir.gaincapital.com). A PDF copy of the earnings presentation will also be available on the Investor Relations website.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1-877-344-7529 in the U.S. or +1-412-317-0088 from abroad, and entering passcode 10055036#

About GAIN

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Condensed Consolidated Statements of Operations
In millions except share data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUE:
Trading revenue	$64.0	$50.9	$151.6	$143.7
Commission revenue	35.0	12.7	97.2	37.7
Other revenue	4.5	(3.0)	5.2	1.7
Total non-interest revenue	103.5	60.6	254.0	183.1
Interest revenue	0.3	0.2	1.1	0.6
Interest expense	0.1	—	0.3	0.1
Total net interest revenue	0.2	0.2	0.8	0.5
Total net revenue	103.7	60.8	254.8	183.6
EXPENSES:
Employee compensation and benefits	25.5	17.8	71.4	50.3
Selling and marketing	4.8	5.7	16.1	15.8
Referral fees	24.7	12.4	65.9	33.6
Trading expense	6.0	4.1	20.1	12.2
General and administrative	9.1	5.7	28.1	16.7
Depreciation and amortization	1.7	1.9	5.8	5.2
Purchased intangible amortization	2.3	0.5	4.8	1.7
Communication and technology	3.8	2.2	11.6	6.5
Bad debt provision	1.5	0.8	2.7	1.2
Acquisition expense	0.9	0.5	1.5	1.5
Restructuring	0.4	0.4	1.0	0.4
Integration	—	—	1.7	—
Total operating expense	80.7	52.0	230.7	145.1
Operating income	23.0	8.8	24.1	38.5
Interest on long term borrowings	1.5	0.2	4.4	0.3
Income before tax expense	21.5	8.6	19.7	38.2
Income tax expense	5.4	3.0	4.7	11.2
Net income	$16.1	$5.6	$15.0	$27.0
Net income attributable to non-controlling interest	$0.8	$—	$1.0	$—
Net income applicable to Gain Capital Holdings Inc.	$15.3	$5.6	$14.0	$27.0
Earnings per common share:
Basic	$0.35	$0.16	$0.32	$0.76
Diluted	$0.33	$0.14	$0.30	$0.69
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	41,038,782	36,062,659	40,243,330	35,563,701
Diluted	43,523,862	39,730,857	43,054,959	38,722,667

Condensed Consolidated Balance Sheet
In millions
(unaudited)

	September 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$82.2	$39.9
Cash and securities held for customers	849.7	739.3
Short term investments	0.9	0.8
Receivables from banks and brokers	165.3	227.6
Property and equipment - net of accumulated depreciation	19.7	17.1
Prepaid assets	4.2	8.8
Goodwill	30.4	15.7
Intangible assets, net	63.8	34.8
Other assets	43.8	28.6
Total assets	$1,260.0	$1,112.6
LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to customer, brokers, dealers, FCM'S and other regulated entities	$849.7	$739.3
Accrued compensation & benefits	10.2	13.0
Accrued expenses and other liabilities	63.9	56.7
Income tax payable	5.8	3.8
Senior convertible notes	67.7	65.4
Total liabilities	$997.3	$878.2
Non-controlling interest	10.4	—
Shareholders' Equity	252.3	234.4
Total liabilities and shareholders' equity	$1,260.0	$1,112.6

Reconciliation of GAAP Net Income to Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, restructuring, acquisition and integration-related expenses, impairment on investment and gain on extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Adjusted EBITDA
In millions
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenue	$103.7	$60.8	$254.8	$183.6
Net income applicable to Gain Capital Holdings Inc.	15.3	5.6	14.0	27.0

Net income	$15.3	$5.6	$14.0	$27.0
Depreciation and amortization	1.7	1.9	5.8	5.2
Purchased intangible amortization	2.3	0.5	4.8	1.7
Interest expense	1.5	0.2	4.4	0.3
Income tax expense	5.4	3.0	4.7	11.2
Acquisition expense	0.9	0.5	1.5	1.5
Restructuring	0.4	0.4	1.0	0.4
Integration	—	—	1.7	—
Adjusted EBITDA	27.5	12.1	37.9	47.3

Forward-Looking Statements:
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital's expectations regarding the opportunities and strengths of the combined company created by the combination of GAIN and GFT, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength. A variety of important factors could cause results to differ materially from such statements. These factors include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of GFT, our ability to effectively compete in the OTC products and futures industries, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this earnings release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.